Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 25, 2021, on the consolidated financial statements of Skeena Resources Limited, which comprise the consolidated statement of financial position as at December 31, 2020, the related consolidated statement of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2020, and the related notes, which appears in Exhibit 4.2 filed in the Registration Statement on Form F-10 of the Company.

Date: September 15, 2022	/s/ Grant Thornton LLP.
Vancouver, Canada	Grant Thornton LLP
Chartered Professional Accountants